CONSENT

I hereby consent on behalf of Blake, Cassels & Graydon LLP to the references to our firm in the registration statement for Kiewit Investment Fund LLLP to be filed on or about November 10, 2006.

BLAKE, CASSELS & GRAYDON LLP

Blake, Cassels & Graydon LLP

Per David Valentine